Exhibit 10.13

SECOND AMENDMENT TO CONSULTING AGREEMENT

Exhibit A to the Consulting Agreement (the “Agreement”) between Pulmonx International Sàrl (“Company”) and Orsco Life Sciences AG (“Consultant”) effective as of October 1, 2013, as amended as of March 1, 2014 is hereby amended and restated to read as follows:
“EXHIBIT A
COMPENSATION
1.    In consideration of Consultant’s performance of the Services outlined in Section 1, above, Company will pay Consultant the annual rate of 148,000 Swiss Francs in arrears after the end of each calendar quarter, within 30 days following the receipt of invoices; provided that (a) effective as of March 1, 2014, Company will pay consultant the annual rate of 196,000 Swiss Francs in arrears after the end of each calendar quarter, within 30 days following the receipt of invoices, and (b) effective as of June 2, 2014, Company will pay Consultant the annual rate of 306,000 Swiss Francs in arrears after the end of each calendar quarter within 30 days following the receipt of invoices. At such time as the Board of Directors of Pulmonx Corporation, the parent corporation of Company, appoints a new Chief Executive Officer of Pulmonx Corporation, Company will continue to pay Consultant at the annual rate of 306,000 Swiss Francs until the later of (i) 90 days after such appointment or (ii) December 31, 2014, at which time the payment will revert to the annual rate of 196,000 Swiss Francs.”
Those changes will be effected and become part of the Consulting Agreement as of June 2, 2014. With the exception of the above modifications, all other provisions of the Consulting Agreement remain full in force and effect.

Place and date			Place and date

Neuchâtel, July 14, 2014			Zug 13/7/2014

Company			Consultant
Pulmonx International Sàrl			Orsco Life Sciences AG

By:	/s/ Martin Schneider		By:	/s/ Oern Stuge
	Name:	Martin Schneider		Name:	Oern Stuge
	Title:	VP & CFO

Pulmonx International Sàrl, Rue de la Treille 4, CH-2000 Neuchàtel - www.pulmonx.com